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                                                                    EXHIBIT 99.1

    WARRIOR ENERGY SERVICES CORPORATION ANNOUNCES PRICING OF PUBLIC OFFERING

Houston, Texas, April 18, 2006 -- Warrior Energy Services Corporation today announced the pricing of its public offering of 8,220,000 shares of its common stock at $23.50 per share. Warrior is selling 7,627,534 shares of common stock, while the remaining 592,466 shares are being sold by selling stockholders. The number of shares of common stock to be sold represents an increase of 1,220,000 shares from the 7,000,000 of common stock reflected in Amendment No. 1 to the Registration Statement on Form S-1. Warrior expects to receive approximately $163.5 million of proceeds from the offering, net of underwriting fees and estimated expenses. Warrior intends to use the proceeds to simplify its capital structure by repurchasing outstanding derivative securities and to reduce debt.

In addition, Warrior has granted the underwriters a 30-day option to purchase up to an additional 1,233,000 shares of common stock to cover over-allotments, if any.

The offering is expected to close on April 24, 2006, subject to customary closing conditions. The shares have been approved for trading on the Nasdaq National Market under the symbol "WARR." The previous trading symbol for the common stock on the over-the-counter market, as quoted in the Pink Sheets, was "WGSV."

Raymond James & Associates, Inc. and Simmons & Company International are acting as lead underwriters of the offering, and Johnson Rice & Company L.L.C. is acting as co-manager. Copies of the prospectus relating to the offering may be obtained from Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, FL 33716, or by phone: (800) 248-8863.

Warrior Energy Services Corporation is an oil and gas well services company that provides cased-hole wireline and well intervention services to exploration and production companies.

Statements in this press release, including the use of proceeds from the offering and other aspects of the offering, as well as any other statements that are not historical facts in this release are "forward-looking statements" that involve certain risks, and uncertainties and assumptions. These include but are not limited to general market conditions, market conditions in the financial markets, customary offering closing conditions and other factors detailed in the registration statement relating to these securities and the Company's other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

Contact:
Robert J. McNally
Executive Vice President
Telephone: (662) 329-1047
Fax: (662) 329-1089